Exhibit 4.3
REGISTRATION RIGHTS AGREEMENT
     This Registration Rights Agreement (the “Agreement”) is entered into as of April 28, 2006 by and among US BIOENERGY CORPORATION, a South Dakota corporation (“US BioEnergy”), and PLATTE VALLEY ENERGY, LLC, a Minnesota limited liability company (“PVE”).
     WHEREAS, US BioEnergy and Platte Valley Fuel Ethanol, LLC, a Nebraska limited liability company (“PVFE”) have entered into that certain Transaction Agreement dated March 9, 2006 which provides for the acquisition of PVFE by US BioEnergy (such agreement, including the exhibits and schedules thereto and as amended, modified or supplemented from time to time, hereinafter referred to as the “Transaction Agreement”);
     WHEREAS, PVE holds 328.65041 limited liability company units in PVFE and, as a consequence of the acquisition provided in the Transaction Agreement, will receive approximately 29,000,112 shares of Class A common stock of US BioEnergy (the “Shares”); and
     WHEREAS, US BioEnergy has agreed to provide to PVE certain rights to register 10,000,000 of the Shares (the “Registrable Shares”) for sale pursuant to the Securities Act of 1933, as amended (the “Act”) and to sell the Registrable Shares in accordance with a registration or registrations of Class A common stock by US BioEnergy.
     NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Definitions.
          (a) Capitalized terms used herein which are not otherwise defined herein are defined in the Transaction Agreement, attached hereto as Exhibit A.
          (b) In addition to the meaning set forth in the recitals, as used herein, “Shares” means the shares of Class A common stock issued to PVE pursuant to the terms of the Transaction Agreement and, except as otherwise set forth in this Agreement, no other shares of Class A common stock or shares of any other class of capital stock of US BioEnergy held by PVE, other than any shares issued in respect of any of the Shares as a result of adjustments, stock splits, stock dividends, reclassifications, recapitalizations or other events. Registrable Shares shall cease to be Registrable Shares upon (i) any sale thereof pursuant to a registration statement under the Act or (ii) any sale thereof pursuant to Rule 144 under the Act.
     2. Registration Rights
          (a) Registration Rights in Initial Public Offering. In the event that US BioEnergy shall determine to file a registration statement under the

Act for an initial public offering of its Class A common Stock, US BioEnergy shall, not less than sixty (60) days prior to the filing of such registration statement, notify PVE of its intention to do so. PVE shall, within twenty (20) days after such notice, notify US BioEnergy of its desire to include some or all of the Registrable Shares in the registration statement and the number of Registrable Shares that it desires to include therein. US BioEnergy shall, subject to the other terms and provisions of this Agreement, use its best efforts to include the number of Registrable Shares that PVE desires in such registration statement and, assuming that the registration statement becomes effective under the Act, to allow PVE to sell such Registrable Shares in accordance with the terms of the offering as set forth in the registration statement.
          (b) Piggyback Registration Rights. At any time after US BioEnergy becomes subject to reporting requirements under Section 12 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), US BioEnergy proposes to register any Class A common stock under the Act for its own account or for the account of shareholders of US BioEnergy other than PVE (other than a registration relating to employee benefit plans or a registration solely relating to shares to be sold under Rule 145 or a similar provision under the Act), US BioEnergy shall, not less than sixty (60) days prior to the filing of such registration statement, notify PVE of its intention to do so. PVE shall, within twenty (20) days after such notice, notify US BioEnergy of its desire to include some or all of the Registrable Shares in the registration statement and the number of Registrable Shares that it desires to include therein. US BioEnergy shall, subject to the other terms and provisions of this Agreement, use its best efforts to include the number of Registrable Shares that PVE desires in such registration statement and, assuming that the registration statement becomes effective under the Act, to sell such Registrable Shares in accordance with the terms of the offering as set forth in the registration statement.
     3. Limitations on Registration Rights.
          (a) If the managing underwriter for the offering, in either Section 2(a) or (b), determines that, because the successful marketing or price of the number of shares offered by US Bio-Energy would be adversely affected, all of the Registrable Shares requested to be registered should not be included in the offering, then the number of Registrable Shares, to which PVE has requested registration, shall be reduced to the number of Registrable Shares, if any, which the underwriter determines may be so registered at such time. Notwithstanding the foregoing, no such reduction shall eliminate or reduce any rights of the Registrable Shares which are not registered.
          (b) In no event shall shares of Class A common stock or of capital stock of any other class of US BioEnergy held by other shareholders of US BioEnergy be included in such registration if such inclusion would (i) prevent PVE from registering all Registrable Shares requested by PVE to be included or

(ii) in the judgment of the underwriter, adversely affect the offering price of the Registrable Shares in such registration.
          (c) Nothing in this Agreement is intended to affect any rights that PVE or its affiliates may have in respect of any other equity securities of US BioEnergy.
     4. Conditions Applicable to Registration. The following conditions shall apply to registrations under Section 2:
          (a) The underwriter(s) of any offering shall be selected by US BioEnergy in its sole discretion.
          (b) Notwithstanding any notice by US BioEnergy or PVE given with respect to any registration or the filing or effectiveness of such registration, US BioEnergy may at any time elect not to file, to delay, to suspend or to withdraw such registration or the offering made thereby.
          (c) In any underwritten offering, the Registrable Shares shall be offered on the same terms and conditions on which other shares of Class A common stock are being offered by US BioEnergy.
     5. Undertakings of US BioEnergy. Subject to the provisions of Section 4, if and whenever US BioEnergy is required by the provisions of this Agreement to use its best efforts to effect the registration of any of the Registrable Shares under the Act, US BioEnergy shall:
          (a) Prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement, in form and substance required by the Act, with respect to such Registrable Shares and use its best efforts to cause that registration statement to become effective;
          (b) Prepare and file with the Commission any amendments and supplements to the registration statement and the prospectus included in the registration statement as may be necessary to keep the registration statement effective, in the case of a firm commitment underwritten public offering, until completion of the distribution of all Registrable Shares described therein and, in the case of any other offering, until the earlier of (i) the sale of all Registrable Shares covered thereby or (ii) 180 days after the effective date thereof;
          (c) Furnish to PVE such reasonable numbers of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as PVE may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares;
          (d) Use its best efforts to register or qualify the Registrable Shares covered by the registration statement under the securities or Blue Sky laws of such states as PVE shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable PVE to consummate the public sale or other disposition of the Registrable Shares in such states; provided, however, that US BioEnergy shall not be required in connection with this paragraph (d) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction;
          (e) In connection with each registration pursuant to Section 2 above covering an underwritten public offering, enter into a written agreement with the managing underwriter in such form and containing such provisions (including, if the underwriter so requests, customary contribution provisions on the part of US BioEnergy) as are customary in the securities business for such an arrangement between such underwriter and companies of US BioEnergy’s size and investment stature;
          (f) At the request of PVE, furnish to each underwriter, if any, and PVE, a legal opinion of its counsel and a letter from its independent certified public accountants, each in customary form and substance, at such time or times as such documents are customarily provided in the type of offering involved;
          (g) Whenever US BioEnergy is registering any Class A common stock under the Act and PVE is selling Registrable Shares under such registration or determines that PVE may be a controlling person under the Act, keep PVE advised of the initiation, progress and completion of such registration, allow PVE and PVE’s counsel to participate in the preparation of the registration statement and to have access to all relevant corporate records, documents and information, and take all such other action as PVE may reasonably request; and
          (h) As of the effective date of any registration statement relating thereto, cause all such Registrable Shares to be listed on each securities exchange on which the Class A common stock of US BioEnergy is then listed.
     6. Undertakings of PVE. In the event of any registration of the Registrable Shares by US BioEnergy under the provisions of this Agreement, PVE shall:
          (a) Furnish to US BioEnergy such information regarding PVE and the distribution proposed by PVE as US BioEnergy may reasonably request in writing and as shall be required in connection with the registration, qualification or compliance contemplated by this Agreement, including, without limitation, information which may be required to respond to comments by the Commission and state securities authorities; and
          (b) Enter into the underwriting agreement described in Section 5(e); provided, however, that PVE shall not be obligated to enter into any such underwriting agreement if the indemnification provisions thereof are materially more burdensome on PVE than those contained herein or if any standback or lockup requirement therein is for a period that exceeds the period required by this Agreement.
     7. Expenses of Registration. US BioEnergy will pay all expenses incurred by US BioEnergy in complying with this Agreement, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, transfer taxes, fees and expenses of counsel for US BioEnergy, state securities or Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts and selling commissions relating to the sale of the Registrable Shares.
     8. Notification. Each of the parties shall promptly notify the other party of any event of which it becomes aware which results in the prospectus included in such registration statement or such registration statement, as then in effect, containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
     9. Indemnification and Contribution.
          (a) Indemnification by US BioEnergy. US BioEnergy shall indemnify and hold harmless PVE, its officers, directors or managers and equity holders, each underwriter of the Registrable Shares being sold by PVE, and each controlling person of any of the foregoing, against any and all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document relating to such Registrable Shares (or in any related registration statement, notification or the like) or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by US BioEnergy of the Act, or the Securities Exchange Act or any applicable state securities laws or other laws, or any rule or regulation promulgated thereunder, applicable to US BioEnergy and relating to action or inaction required of US BioEnergy in connection with any registration, qualification or compliance contemplated by this Agreement, and will reimburse PVE, each of its officers, directors or managers and equity holders, and each such underwriter and controlling person, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, whether or not resulting in liability; provided, however, that US BioEnergy will not be liable in any such case to the extent that any such claim, loss, damage or liability (i) arises out of or is based on any untrue statement or omission based upon and in conformity with written information furnished to US BioEnergy or any underwriter by or on behalf of PVE or any underwriter for use therein, or (ii) results solely from the failure of PVE or any underwriter to deliver a copy of the registration statement, prospectus or offering circular, or any amendments or supplements thereto, after US BioEnergy has furnished PVE or such underwriter with a sufficient number of copies thereof.

          (b) Indemnification by PVE. PVE shall indemnify and hold harmless US BioEnergy, its directors, each of its officers who has signed the registration statement, each underwriter of the Registrable Shares, each other participating selling security holder and its directors, officers and partners, and each controlling person of any of the foregoing, against any and all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document relating to the Registrable Shares (or in any related registration statement, notification or the like) or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or by the failure of PVE to deliver a copy of the registration statement, prospectus, offering circular, or any amendments or supplements thereto after US BioEnergy has furnished PVE with a sufficient number of copies thereof, and will reimburse US BioEnergy, and each such director, officer, partner, other participating selling security holder or controlling person referred to above, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, provided, however, that PVE will not be liable in any such case except to the extent that any such claim, loss, damage or liability arises out of any untrue statement or omission based upon and in conformity with written information furnished to US BioEnergy by or on behalf of PVE for use therein or results solely from the failure of PVE to deliver a copy of the registration statement, prospectus or offering circular, or any amendments or supplements thereto, provided US BioEnergy has supplied PVE with such materials in compliance with this Agreement, and provided, further, that PVE will not be liable under this Section 9(b) for losses, costs, damages or expenses exceeding in the aggregate the net proceeds paid to PVE in such offering.
          (c) Procedures for Indemnification. Each party entitled to indemnification under Subsection (a) or (b) (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense if the Indemnified Party shall believe in good faith that its representation by the Indemnifying Party’s counsel would cause an actual or potential conflict of interest between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include, as an unconditional term thereof, the full release, by the claimant or plaintiff, of the Indemnified Party from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.
          (d) Contribution. If the indemnification provided for in Subsections (a) or (b) is unavailable to any Indemnified Party thereunder in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to in such Subsections, then each person that would have been an Indemnifying Party thereunder shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and such Indemnified Party on the other. The relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or such Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, or whether such losses, claims, damages or liabilities (or actions in respect thereof) arose out of the action or failure to act of one or more of such parties. Notwithstanding the foregoing, (i) PVE will not be required to contribute any amount in excess of the net proceeds paid to PVE pursuant to such registration statement, and (ii) no person guilty of fraudulent misrepresentation, within the meaning of Section 10(f) of the Act, shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.
     10. Reports Under Exchange Act. With a view to making available to PVE the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the Commission that may at any time permit PVE to sell securities of US BioEnergy to the public without registration or pursuant to a registration on Form S-3, US BioEnergy agrees to use its best efforts to satisfy the requirements of all such rules and regulations (including the requirements for public information, registration under the Exchange Act and timely reporting to the Commission) at the earliest possible date (but in any event not later than 90 days) after the effective date of the registration statement for its first registered public offering. US BioEnergy will furnish to PVE, whenever requested, a written statement as to its compliance with the reporting requirements of Rule 144, the Act and the Exchange Act, a copy of its most recent annual or quarterly report, and such other reports and information filed by US BioEnergy as PVE may reasonably request in connection with the sale of Registrable Shares without registration.
     11. Registration Rights of Others. US BioEnergy will not, without the prior written consent of PVE, grant to any other person the right to (a) require US BioEnergy to initiate the registration of any securities or (b) require US

BioEnergy to include in any registration securities owned by such person, unless under the terms of such arrangement such holder may include securities in such registration only to the extent that the inclusion thereof does not limit the number of Registrable Shares included therein or adversely affect the offering price thereof. US BioEnergy represents and warrants that it has not granted any person the right to require US BioEnergy to initiate the registration of any securities or include in any registration any securities owned by any person.
     12. Lock-Up Agreement. PVE agrees that in connection with any public offering of US BioEnergy’s Class A common stock, and upon the request of the managing underwriter in such offering, PVE will not offer, transfer, sell, contract to sell, grant any option or right for the purchase of, or otherwise dispose of any of US BioEnergy’s securities held by PVE (other than those included in such registration) or engage in any swap or derivative transactions involving US BioEnergy’s securities, in each case, without the prior written consent of such underwriter, for such period of time as may be requested by such underwriter, not to exceed 180 days after the effective date of such registration.
     13. Notices. All notices, demands, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, or by United States mail, certified or registered with return receipt requested, or by nationally recognized overnight courier service, to the addresses of the respective parties set forth below:

If to US BioEnergy:	If to PVE:

US BioEnergy Corporation	Platte Valley Energy, LLC
111 Main Avenue, Suite 200	P.O. Box 159
Brookings, South Dakota 57005	Granite Falls, Minnesota 56241
Attn: Gordon W. Ommen	Attn: Roland J. Fagen
     14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that PVE cannot assign its rights and obligations hereunder without the consent of US BioEnergy except to individual persons, corporations, limited liability companies, partnerships, trusts or other entities directly or indirectly controlling, controlled by or under common control with PVE, to members of the immediate family of or trusts established by such individual persons or by gift, will, intestate succession or operation of law, and, in each case, only if (i) the transferee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, and (ii) the transferee acknowledges and agrees to the restrictions on transfer of the Registrable Shares under the Act. In the event that the Registrable Shares are held by more than one holder, the rights of PVE under this Agreement shall be exercised only by the holders of a majority of the Registrable Shares.

     15. Term of Agreement. This Agreement shall terminate upon the earliest to occur of (a) the sale by PVE of all of the Registrable Shares; (b) the availability of Rule 144 for sale of the remaining Registrable Shares held by PVE within a period of not more than 180 days; and (c) five years from the date of this Agreement; provided, however, that the obligations of the parties under Section 9 hereof, shall survive for a period of three (3) years following the termination of this Agreement pursuant to (a), (b) or (c) above.
     16. Severability and Governing Law. If any provision of this Agreement is rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other provision of this Agreement. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of South Dakota, without regard to its choice of law principles.
     17. Amendments; Waivers. This Agreement may be amended or modified only with the written consent of US BioEnergy and PVE. No waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such party. No failure to exercise or delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights provided hereunder are cumulative and not exclusive of any rights provided by law.
     18. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other documents and agreements contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other document or agreement contemplated herein, this Agreement and such other documents and agreements shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other documents or agreements contemplated herein.
     19. Counterparts. This Agreement may be executed in one or more counterparts, and with counterpart signature pages (including signature pages delivered by facsimile), all of which together shall constitute one Agreement.
SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

US BIOENERGY CORPORATION

By:	/s/ CHAD D. HATCH

Title:

PLATTE VALLEY ENERGY, LLC

By:	/s/ RON FAGEN

Title: CEO and President

Exhibit A
Transaction Agreement dated as of March 9, 2006 by and between US BioEnergy Corporation and Platte Valley Fuel Ethanol, LLC